Exhibit 99.1

FOR IMMEDIATE RELEASE

China Valves Technology, Inc.                                                       CCG Investor Relations
Ray Chen, VP of Investor Relations                                               Crocker Coulson, President
Tel:           +1-650-281-8375                                                                Tel: +1-646-213-1915
+86-13925279478                                                               E-mail: crocker.coulson@ccgir.com
E-mail: raychen@cvalve.net                                                             http://www.ccgirasia.com
http://www.cvalve.net/en/

China Valves Technology, Inc. Appoints two New Independent Directors

KAIFENG, CHINA, November 25, 2008 – China Valves Technology, Inc. (OTCBB: CVVT) ("China Valves” or the “Company"), a leading metal valve manufacturer with operations in the People's Republic of China (the “PRC”), today appointed two new independent members to its Board of Directors.

The Board of Directors of China Valves appointed Mr. Peter Li and Mr. William Haus as new independent directors. The effective dates for director contracts with Mr. Li and Mr. Haus are as of November 22, 2008 and December 1, 2008, respectively. Ms. Huifeng Chen and Mr. Renrui Tang voluntarily resigned from the Board of Directors on November 22, 2008. The size of the Company’s Board of Directors remains at five members.

Mr. Li was also appointed to serve as chairman of the Company’s audit committee. He is a senior advisor and was chief financial officer between November 2006 and February 2008 for Yucheng Technologies, Ltd., a NASDAQ-listed leading IT service provider to the banking industry in China. He was a co-founder and since August 2008 a director of OTCBB listed CS China Acquisition Corp., Since June 2008, he is an independent director and audit committee chairman for OTCBB listed Yuhe International Inc. Between October 2004 and November 2006, Mr. Li was the CFO of Beijing Sihitech Technology Co., which merged with a Special Purpose Acquisition Company to form Yucheng Technologies, Ltd. Previously, he worked in corporate financial management at various companies, including the position of Internal Controller at Lenovo. Mr. Li graduated from Beijing Foreign Studies University with a B.A. and received a Master of Education from the University of Toronto. He is a Certified General Accountant in Ontario, Canada.

Mr. Haus has more than 20 years investment industry experience and has extensive experience in assisting China-based companies list on U.S. exchanges and with their corporate development. Mr. Haus is currently CEO and director of CS China Acquisition Corporation, a NASDAQ OTCBB listed Special Purpose Acquisition Corporation (SPAC). He graduated from the State University of New York (SUNY) College at Fredonia with a B.S. in Business Administration and a B.A. in Economics.  Mr. Haus received his MBA from Boston University. He is a Chartered Financial Analyst (CFA) and member of the CFA Institute.

“We are exited to welcome Mr. Li and Mr. Haus to our Board of Directors. We believe that the extensive professional experience both bring to us will make a significant contribution to the Company and our shareholders,” said Mr. Siping Fang, Chairman and CEO of China Valves. “Their joining our Board of Directors is a sign of our commitment to further developing our internal corporate governance.”

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd. and Henan Kaifeng High Pressure Valve Co., Ltd., is engaged in development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China’s valve industry, and its history can be traced back to 1959 when it was first formed as a state-owned enterprise. The Company develops valve products by extensive research and development and owns a number of patents. It enjoys significant domestic market shares and exports to Asia and Europe.

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such factors include, but are not limited to, the Company’s ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities.  The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise.  This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company’s stock.  This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete.  Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.